UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

Southern First Bancshares, Inc.
(Exact name of registrant as specified in its charter)

South Carolina	58-2459561
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29606
(800) 679-9000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Southern First Bancshares, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

 R. Arthur Seaver, Jr.
Chief Executive Officer
100 Verdae Boulevard, Suite 100
Greenville, South Carolina 29606
(800) 679-9000
(Name, address, and telephone number of agent for service)
________________________________

Copies to:

Neil E. Grayson, Esq.
Benjamin A. Barnhill, Esq.
Nelson Mullins Riley & Scarborough LLP
104 South Main Street
Poinsett Plaza, Suite 900
Greenville, South Carolina 29601
Telephone: (864) 250-2235
Fax: (864) 232-2925
________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Title of securities	Amount to be	Proposed	Proposed	Amount of
to be registered	Registered	maximum	maximum	registration fee
		offering price	aggregate
		per Share (2)	offering price
Common Stock, par value	450,000	$26.95	$12,127,500	$1,221.24
$0.01 per share (1)

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Southern First Bancshares, Inc. 2016 Equity Incentive Plan as adjusted to include any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the common stock on the Nasdaq Global Market on August 15, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*       The documents containing the information specified in this Part I will be sent or given by Southern First Bancshares, Inc. (the “Company” or the “Registrant”) to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Michael D. Dowling at the Company’s address at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29606. The telephone number for Mr. Dowling is (800) 679-9000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 2, 2016;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016 filed with the SEC on May 2, 2016 and August 1, 2016, respectively;

(c)	Our Current Reports on Form 8-K filed with the SEC on March 17, 2016, May 19, 2016, June 27, 2016 and July 26; and

(d)	The description of the Company’s common stock set forth in our Registration Statement on Form S-3 (File No. 333-194020) filed with the SEC on February 19, 2014, and any amendment or report filed with the SEC for the purposes of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under our bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the South Carolina Business Corporation Act (the “Business Corporation Act”), a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our amended and restated articles of incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our amended and restated articles of incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, as of August 18, 2016.

SOUTHERN FIRST BANCSHARES, INC.

By:	/s/Michael D. Dowling
Name:	Michael D. Dowling
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Dowling with full power of substitution, such person’s true and lawful attorney-in-fact and agent for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to comply with the Securities Act of 1933 and any rules or regulations or requirements of the Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/R. Arthur Seaver, Jr.	Director, Chief Executive Officer	August 16, 2016
R. Arthur Seaver, Jr.	(Principal Executive Officer)

/s/ Michael D. Dowling	Chief Financial Officer	August 16, 2016
Michael D. Dowling	(Principal Financial and Accounting Officer)

/s/Andrew B. Cajka, Jr.	Director	August 16, 2016
Andrew B. Cajka, Jr.

/s/Mark A. Cothran	Director	August 16, 2016
Mark A. Cothran

/s/Leighton M. Cubbage	Director	August 16, 2016
Leighton M. Cubbage

/s/David G. Ellison	Director	August 16, 2016
David G. Ellison

/s/Anne S. Ellefson	Director	August 16, 2016
Anne S. Ellefson

/s/Fred Gilmer, Jr.	Director	August 16, 2016
Fred Gilmer, Jr.

/s/Tecumseh Hooper, Jr.	Director	August 16, 2016
Tecumseh Hooper, Jr.

/s/Rudolph G. Johnston, III, M.D.	Director	August 16, 2016
Rudolph G. Johnstone, III, M.D.

/s/James B. Orders, III	Director, Chairman	August 16, 2016
James B. Orders, III

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).

4.2	Articles of Amendment to the Articles of Incorporation establishing the terms of the Series T Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 3, 2009).

4.3	Amended and Restated Bylaws dated March 18, 2008 (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K filed March 24, 2008).

4.4	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form SB-2, File No. 333-83851).

4.5	Southern First Bancshares, Inc. 2016 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed on May 17, 2016).

4.6	Form of Award Agreement for Stock Options.

4.7	Form of Award Agreement for Restricted Stock.

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP.

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).

23.2	Consent of Elliott Davis Decosimo, LLC.

24.1	Power of Attorney (included on the signature page hereto).